Exhibit 5.11

[LETTERHEAD OF JONES WALKER LLP]

May 20, 2016

Baton Rouge Treatment Center, LLC

Greenbrier Holdings, L.L.C.

Greenbrier Hospital, L.L.C.

Greenbrier Realty, L.L.C.

Sahara Health Systems, L.L.C.

Millcreek Schools, LLC

Rehabilitation Centers, LLC

6100 Tower Circle, Suite 1000

Franklin, Tennessee 37067

Ladies and Gentlemen,

We have acted as (a) Louisiana counsel to Baton Rouge Treatment Center, LLC, a Louisiana limited liability company (“BRTC”), Greenbrier Holdings, L.L.C., a Louisiana limited liability company (“Holdings”), Greenbrier Hospital, L.L.C., a Louisiana limited liability company (“GH”), and Greenbrier Realty, L.L.C., a Louisiana limited liability company (“GR”), and Sahara Health Systems, L.L.C., a Louisiana limited liability company (“SHS” and, together with BRTC, Holdings, GH and GR, collectively, the “Louisiana Opinion Parties” and individually, a “Louisiana Opinion Party”), and (b) Mississippi counsel to Millcreek Schools, LLC, a Mississippi limited liability company (“MCS”), and Rehabilitation Centers, LLC, a Mississippi limited liability company (“RCS” and, together with MCS, collectively, the “Mississippi Opinion Parties” and individually, a “Mississippi Opinion Party”; the Louisiana Opinion Parties and the Mississippi Opinion Parties are hereinafter collectively referred to as the “Opinion Parties” and individually as an “Opinion Party”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company, including the Opinion Parties, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer to exchange the Company’s existing 6.500% Senior Notes due 2024 issued on February 16, 2016 (the “Original Notes”), together with the guarantees of the Original Notes by the Opinion Parties and the other guarantors for up to $390 million aggregate principal amount of the Company’s 6.500% Senior Notes due 2024 (the “Exchange Notes”), together with the guarantees of the Exchange Notes by the Opinion Parties and the other guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees will be issued pursuant to that certain Indenture dated as of February 16, 2016 (the “Indenture” and, together with the Guarantees, collectively, the “Opinion Documents”) by and among the Company, the Opinion Parties, the other guarantors party thereto and U.S. Bank National Association, as trustee, as contemplated by the Registration Rights Agreement dated as of February 16, 2016 by and among the Company, the Opinion Parties, the other guarantors party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, as representatives of the several initial purchasers.

1.	Definitions

Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the meanings given to those terms in the Indenture. The following terms shall have the following meanings:

1.1 “Applicable Law” means those laws, rules and regulations of the State of Louisiana and the State of Mississippi that, in our experience, are normally applicable to transactions of the type contemplated by the Indenture. However, the term “Applicable Laws” does not include (a) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof and (b) any state or federal laws, rules or regulations relating to: (i) pollution or protection of the environment; (ii) zoning, land use, building or construction; (iii) occupational safety and health or other similar matters; (iv) labor, employee rights and benefits, including the Employee Retirement Income Security Act of 1974, as amended; (v) antitrust and trade regulation; (vi) tax; (vii) securities or “blue sky” laws, including, without limitation, federal and state securities laws, rules or regulations; (viii) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977; (ix) federal or state utility or energy regulation, including without limitation, the Federal Power Act and the Public Utility Regulatory Policy Act of 1978, as amended; (x) communication, telecommunication or similar matters; (xi) bank regulatory matters; (xii) the USA Patriot Act of 2001 and the rules, regulations and policies promulgated thereunder, or any foreign assets control regulations of the United States Treasury Department or any enabling legislation or orders relating thereto; (xiii) admiralty and maritime law; (xiv) usury; and (xv) copyrights, patents and trademarks, in each case with respect to each of the foregoing, (A) as interpreted, construed or enforced pursuant to any judicial, arbitral or other decision or pronouncement, (B) as enacted, promulgated or issued by, or otherwise existing in effect in, any jurisdiction, including, without limitation, any State of the United States of America and the United States of America and (C) including, without limitation, any and all authorizations, permits, consents, applications, licenses, approvals, filings, registrations, publications, exemptions and the like required by any of them.

1.2 “Governmental Approval” means any approval, authorization, consent, license, order or validation of, or filing, recording or registration with, any Governmental Authority pursuant to any Applicable Law.

1.3 “Governmental Authority” means any administrative, executive, judicial, legislative or regulatory body of the State of Louisiana or the State of Mississippi.

2.	Documents Reviewed

In connection with this opinion letter, we have examined executed originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation, the following:

2.1 the Registration Statement;

2.2 the Indenture;

2.3 the certificate of good standing of each Louisiana Opinion Party issued by the Louisiana Secretary of State dated April 27, 2016 (collectively, the “Louisiana Good Standing Certificates”);

2.4 the articles of organization of each Louisiana Opinion Party, as amended up to the date hereof (collectively, the “Louisiana Charters”);

2.5 the operating agreement of each Louisiana Opinion Party, as amended up to the date hereof (collectively, the “Louisiana Operating Documents” and together with the Louisiana Charters, the “Louisiana Constituent Documents”);

2.6 the resolutions of each Louisiana Opinion Party dated February 4, 2016, in connection with the authorization and approval of the execution, delivery and performance by each Louisiana Opinion Party of the Indenture and its Guarantee provided pursuant thereto and all other documents related thereto;

2.7 the certificate of good standing of each Mississippi Opinion Party issued by the Mississippi Secretary of State dated April 27, 2016 (collectively, the “Mississippi Good Standing Certificates”);

2.8 the certificate of formation of each Mississippi Opinion Party, as amended up to the date hereof (collectively, the “Mississippi Charters”);

2.9 the operating agreement of each Mississippi Opinion Party, as amended up to the date hereof (collectively, the “Mississippi Operating Documents” and together with the Mississippi Charters, the “Mississippi Constituent Documents”); and

2.10 the resolutions of each Mississippi Opinion Party dated February 4, 2016, in connection with the authorization and approval of the execution, delivery and performance by each Mississippi Opinion Party of the Indenture and its Guarantee provided pursuant thereto and all other documents related thereto.

The Louisiana Constituent Documents and the Mississippi Constituent Documents are hereinafter collectively referred to as the “Constituent Documents”.

We have also examined originals, or copies certified or otherwise identified to our satisfaction as originals, of such agreements, documents, certificates, consents, corporate consents and statements of public officials and corporate officers and representatives and have made such investigations as we have deemed relevant and necessary in order to render the opinions contained herein. As to any facts material to our opinion, we have relied upon factual representations made in or pursuant to the Opinion Documents and the documents referred to therein by the various parties thereto, and, in addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon a certificate or certificates or other written or oral advice of an official, officer, authorized representative or member of the particular governmental authority, corporation, firm or other person or entity concerned.

3.	Assumptions

In our examination, we have assumed, with your permission and without independent verification:

3.1 the genuineness of all signatures on each of the documents examined by us;

3.2 the legal capacity as natural persons of all natural persons who have signed documents examined by us;

3.3 the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all such copies;

3.4 the factual accuracy and completeness of (a) all records made available to us by the Opinion Parties, (b) all certificates submitted to us, and (c) each of the representations and warranties made in the Opinion Documents by each of the parties thereto;

3.5 that each party to the Opinion Documents, other than the Opinion Parties, is in good standing under its jurisdiction of organization and has all requisite power and authority to enter into and perform its respective obligations in connection with the transactions described in the Opinion Documents to which it is a party;

3.6 that the Opinion Documents have been duly authorized, executed and delivered by all parties thereto other than the Opinion Parties;

3.7 that the Opinion Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder, and that there are no agreements or understandings, written or oral, between or among any of the parties to the Opinion Documents that would modify or amend the terms thereof; and

3.8 that there has been no material mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution, delivery or performance of the Opinion Documents.

4.	Opinions

Based upon and subject to the foregoing and to the other qualifications and limitations stated herein, we are of the opinion that:

4.1 Each Louisiana Opinion Party is a limited liability company validly existing and in good standing under the laws of the State of Louisiana.

4.2 Each Mississippi Opinion Party is a limited liability company validly existing and in good standing under the laws of the State of Mississippi.

4.3 Each Opinion Party has all requisite limited liability company power and authority to execute and deliver the Opinion Documents and to perform its obligations thereunder.

4.4 The execution, delivery and performance by each Opinion Party of each Opinion Document has been duly authorized by all requisite limited liability company action on the part of such Opinion Party.

4.5 Each Opinion Document has been duly executed and delivered by each Opinion Party.

4.6 The execution and delivery by each Opinion Party of the Opinion Documents do not, and the performance by each Opinion Party of its obligations under the Opinion Documents will not, result in any violation of: (a) any provision of the Constituent Documents of such Opinion Party; or (b) any Applicable Law by such Opinion Party.

4.7 No Governmental Approval is required to be obtained or taken by any Opinion Party to authorize, or is required in connection with, the execution and delivery by any Opinion Party of each Opinion Document or the performance by such Opinion Party of its obligations thereunder except: (a) such Government Approvals as have previously been obtained or taken; and (b) Governmental Approvals not required to consummate the transactions occurring on the date hereof but required to be obtained or taken after the date hereof (i) to enable any Opinion Party to comply with requirements of Applicable Law, including those required to maintain existence and, if applicable, good standing of such Opinion Party and (ii) in the ordinary course of business in connection with the performance by such Opinion Party of its obligations under certain covenants contained in the Opinion Documents.

5.	Qualifications, Exceptions and Limitations.

The opinions expressed herein are subject to the following qualifications, exceptions and limitations:

5.1 Our opinions and statements expressed herein are restricted to matters governed by the laws of the State of Louisiana (with respect to the Louisiana Opinion Parties) and the State of Mississippi (with respect to the Mississippi Opinion Parties).

5.2 For purposes of the opinion in Section 4.1, we have relied exclusively upon the Louisiana Good Standing Certificates and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificate.

5.3 For purposes of the opinion in Section 4.2, we have relied exclusively upon the Mississippi Good Standing Certificates and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

5.4 We are expressing no opinion with respect to any document other than those portions of the Indenture to which the Opinion Parties are bound, and are expressing no opinion as to the validity or enforceability of any document.

5.5 We express no opinion with respect to the accuracy, completeness or sufficiency of any information contained in any filings with the Commission or any state securities regulatory agency, including the Registration Statement.

5.6 This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

5.7 The opinions expressed in this opinion letter are as of the date hereof and are rendered solely in connection with the transactions contemplated herein, and we express no opinion regarding, nor do we assume any obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law, circumstances or events that may occur or become effective at a later date.

This opinion letter is furnished to the addressees of this opinion letter in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose. This opinion letter is rendered solely for the benefit of the addressees of this opinion letter and such other persons as are entitled to rely on it pursuant to the applicable provisions of the Securities Act and may not be relied upon by any other person without our written consent.

We hereby consent to the filing of this opinion as Exhibit 5.11 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in such Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Jones Walker LLP

Jones Walker LLP